                                                                     EXHIBIT 11

                           ALEXANDER & BALDWIN, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

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
                                                  Three Months Ended
                                                       March 31
                                                  2000          1999
                                                  ----          ----
Basic Earnings Per Share
------------------------
    Net income                                  $ 26,431      $ 15,838
                                                ========      ========

    Average number of shares outstanding          42,131        43,559
                                                ========      ========

    Basic earnings per share                    $   0.63      $   0.36
                                                ========      ========

Diluted Earnings Per Share
--------------------------

    Net income                                  $ 26,431      $ 15,838
                                                ========      ========

    Average number of shares outstanding          42,131        43,559
    Effect of assumed exercise of
      outstanding stock options                     --            --
                                                --------      --------
    Average number of shares outstanding
      after assumed exercise of
      outstanding stock options                   42,131        43,559
                                                ========      ========

    Diluted earnings per share                  $   0.63      $   0.36
                                                ========      ========

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